CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Income Notes Linked to a Basket of 20 Common Equity Securities	378,246	$10.00	$3,782,460.00	$433.47

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180488

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-8 of product supplement VCN-EQ-3. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$3,782,460.00
Underwriting discount	$0.25	$94,561.50
Proceeds, before expenses, to BAC	$9.75	$3,687,898.50

Merrill Lynch & Co. September 13, 2012

378,246 Units Pricing Date September 13, 2012Income Notes Settlement Date September 20, 2012Linked to a Basket of 20 Common Equity Securities, Maturity Date September 28, 2018due September 28, 2018 CUSIP No. 06053D385$10 principal amount per unitTerm Sheet No. 1045Income Notes Linked to a Basket of 20 Common Equity SecuritiesThe notes have a maturity of approximately six yearsThe notes provide semi-annual coupon payments based on the performance of a basket of 20 common equity securities (the “Basket Stocks”)If at least 12 of the Basket Stocks have not decreased in value from the pricing date on any Coupon Determination Date, the notes will pay interest at the maximum rate of 5.25% per year. Otherwise, the notes will pay interest at the minimum rate of 0.50% per year.Payment of principal amount and the final coupon payment at maturityPayment of interest and repayment of principal at maturity are subject to the credit risk of Bank of America CorporationNo listing on any securities exchange

Market Downside Protection

Income Notes Linked to a Basket of 20 Common Equity Securities, due September 28, 2018

Summary

The Income Notes Linked to a Basket of 20 Common Equity Securities, due September 28, 2018 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and all payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The notes provide investors with semi-annual interest payments based upon the performance of a basket (the “Basket”) of 20 common equity securities, subject to a Maximum Coupon Rate of 5.25% per year. The notes are not traditional debt securities, and investors may not earn interest on their investment above the minimum coupon of 0.50% per year.

The Basket consists of the following common equity securities:

Basket Stock	Ticker	Initial Share Price
Altria Group Inc.	MO	$33.81
Apple Inc.	AAPL	$683.09
The Boeing Company	BA	$71.58
Caterpillar Inc.	CAT	$90.68
Darden Restaurants, Inc.	DRI	$54.83
Dell Inc.	DELL	$10.63
Eaton Corporation	ETN	$47.82
Eli Lilly & Co.	LLY	$47.15
Hewlett-Packard Company	HPQ	$18.24
Intel Corporation	INTC	$23.38
Kellogg Company	K	$50.82
Kimberly-Clark Corporation	KMB	$83.27
McDonald’s Corporation	MCD	$91.57
Microsoft Corporation	MSFT	$30.97
Pfizer Inc.	PFE	$24.25
Philip Morris International, Inc.	PM	$90.15
PPL Corporation	PPL	$29.24
Procter & Gamble Corporation	PG	$68.91
Spectra Energy Corporation	SE	$28.81
Windstream Corporation	WIN	$10.71

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement VCN-EQ-3. Please note that the coupon payments on the notes will be determined in a manner that is different from the manner described in that product supplement. Accordingly, the provisions set forth in this term sheet as to the calculation of the coupon payments supersede those set forth in the product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Income Notes	TS-2

Income Notes Linked to a Basket of 20 Common Equity Securities, due September 28, 2018

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately six years
Coupon Determination Dates:

Semi-annual, on March 21st and September 21st, subject to postponement as described on page S-21 of product supplement VCN-EQ-3 if it is determined that a scheduled Coupon Determination Date is not a trading day or if a Market Disruption Event occurs on a scheduled Coupon Determination Date.

Coupon Payment Dates:	Semi-annual, on March 28th and September 28th of each year, or if that day is not a business day, the next business day. The final Coupon Payment Date will be the maturity date.
Coupon Payments:	Semi-annual, on each Coupon Payment Date, the Coupon Payment will equal the product of the principal amount and the Coupon Rate, divided by two, determined on the applicable Coupon Determination Date.
Coupon Rate:

The Coupon Rate will equal the Maximum Coupon Rate if the Semi-Annual Levels of at least 12 of the Basket Stocks are at or above their respective Initial Share Prices as of the applicable Coupon Determination Date. Otherwise, the Coupon Rate will equal the Minimum Coupon Rate.

Minimum Coupon Rate:	0.50% per year.
Maximum Coupon Rate:	5.25% per year.
Initial Share Price:	For each Basket Stock, the Initial Share Price will be the Closing Market Price of the Basket Stock on the pricing date.
Semi-Annual Level:	For each Basket Stock, the Semi-Annual Level will be the Closing Market Price of one share of the Basket Stock on the applicable Coupon Determination Date, multiplied by its Price Multiplier.
Price Multiplier:	For each Basket Stock, 1, subject to adjustment for certain corporate events relating to the Basket Stocks described beginning on page S-22 of product supplement VCN-EQ-3.
Calculation Agent:	MLPF&S, a subsidiary of BAC
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.25 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-6.

Coupon Payment Determination

On each Coupon Determination Date, the Coupon Rate used to calculate the Coupon Payment will be determined as follows:

Income Notes	TS-3

Income Notes Linked to a Basket of 20 Common Equity Securities, due September 28, 2018

Hypothetical Coupon Rate Calculations

Examples

Set forth below are examples of the calculations of the hypothetical Coupon Rates (rounded to the nearest hundredth and expressed as percentages) and hypothetical Coupon Payments determined on three different Coupon Determination Dates. The examples are based on the Minimum Coupon Rate of 0.50% per year, the Maximum Coupon Rate of 5.25% per year, and the Initial Share Prices set forth in the tables below. The examples illustrate the effect of a range of hypothetical Semi-Annual Levels on the hypothetical Coupon Rate and the hypothetical Coupon Payment.

On the first Coupon Determination Date, only five of the Basket Stocks have Semi-Annual Levels that are greater than their Initial Share Prices. As a result, the Coupon Rate on the applicable Coupon Determination Date is the Minimum Coupon Rate of 0.50% per year. The Coupon Payment on the Coupon Payment Date will be $10 x (0.50% / 2) = $0.025 per unit.

On the second Coupon Determination Date, twelve of the Basket Stocks have Semi-Annual Levels that are greater than their Initial Share Prices. As a result, the Coupon Rate on the applicable Coupon Determination Date is the Maximum Coupon Rate of 5.25% per year. The Coupon Payment on the Coupon Payment Date will be $10 x (5.25% / 2) = $0.2625 per unit.

On the third Coupon Determination Date, fifteen of the Basket Stocks have Semi-Annual Levels that are greater than their Initial Share Prices. As a result, the Coupon Rate on the applicable Coupon Determination Date is the Maximum Coupon Rate of 5.50%. Please note that in this example, even though the average increase in the value of the Basket Stocks is substantially higher, the Coupon Rate does not exceed the Maximum Coupon Rate of 5.25%. The Coupon Payment on the Coupon Payment Date will be $10 x (5.25% / 2) = $0.2625 per unit.

These examples and the table below are for illustration only and reflect hypothetical Coupon Rates and hypothetical Coupon Payments only for the first three Coupon Payment Dates. The Coupon Rate on one or more Coupon Determination Dates may be limited to the Minimum Coupon Rate.

		March 21, 2013		September 21, 2013		March 21, 2014
	Initial Share Price	Semi-Annual Level	Semi-Annual Level Greater Than or Equal to Initial Share Price?	Semi-Annual Level	Semi-Annual Level Greater Than or Equal to Initial Share Price?	Semi-Annual Level	Semi-Annual Level Greater Than or Equal to Initial Share Price?
Altria Group Inc.	33.81	33.02	No	33.02	No	33.02	No
Apple Inc.	683.09	659.42	No	659.42	No	659.42	No
The Boeing Company	71.58	70.73	No	70.73	No	70.73	No
Caterpillar Inc.	90.68	85.42	No	85.42	No	85.42	No
Darden Restaurants, Inc.	54.83	52.21	No	52.21	No	52.01	No
Dell Inc.	10.63	10.09	No	10.27	No	16.09	Yes
Eaton Corporation	47.82	44.13	No	44.13	No	49.72	Yes
Eli Lilly & Co.	47.15	42.54	No	42.54	No	48.80	Yes
Hewlett-Packard Company	18.24	16.22	No	18.26	Yes	24.52	Yes
Intel Corporation	23.38	23.18	No	27.45	Yes	30.34	Yes
Kellogg Company	50.82	49.77	No	52.77	Yes	55.28	Yes
Kimberly-Clark Corporation	83.27	82.11	No	84.50	Yes	89.23	Yes
McDonald’s Corporation	91.57	87.44	No	92.30	Yes	94.30	Yes
Microsoft Corporation	30.97	29.37	No	32.01	Yes	38.74	Yes
Pfizer Inc.	24.25	23.04	No	26.72	Yes	29.50	Yes
Philip Morris International, Inc.	90.15	92.33	Yes	92.33	Yes	98.23	Yes
PPL Corporation	29.24	30.65	Yes	30.65	Yes	38.24	Yes
Procter & Gamble Corporation	68.91	69.10	Yes	69.40	Yes	77.30	Yes
Spectra Energy Corporation	28.81	30.48	Yes	30.48	Yes	39.45	Yes
Windstream Corporation	10.71	10.80	Yes	10.92	Yes	14.76	Yes
Number of Basket Stocks at or above their respective Initial Share Prices			5		12		15
Hypothetical Coupon Rate			0.50%		5.25%		5.25%
Hypothetical Coupon Payment			$0.025 per unit		$0.2625 per unit		$0.2625 per unit

Income Notes	TS-4

Income Notes Linked to a Basket of 20 Common Equity Securities, due September 28, 2018

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-8 of product supplement VCN-EQ-3 and page S-5 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪

The Coupon Payment on one or more Coupon Payment Dates may be limited to the Minimum Coupon Rate. You will only receive a Coupon Payment at the Maximum Coupon Rate on a Coupon Payment Date if at least 12 of the Basket Stocks have not decreased in price from the pricing date to the applicable Coupon Determination Date. Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, may be less than a comparable investment directly in the Basket or the Basket Stocks.

▪	The Coupon Rate that will be applicable to each Coupon Payment will not exceed the Maximum Coupon Rate.

▪	You must rely on your own evaluation of the merits of an investment linked to the Basket Stocks.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes due to, among other things, the inclusion of fees charged for developing, hedging, and distributing the notes, as described on page TS-6, and various credit, market and economic factors that interrelate in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	The Coupon Payments will not reflect changes in the values of the Basket Stocks in each interest period prior to the applicable Coupon Determination Dates.

▪

You will have no rights of a holder of any of the Basket Stocks, you will have no rights to receive any of the Basket Stocks, and you will not be entitled to dividends or other distributions by the issuers of the Basket Stocks.

▪

Although we or our affiliates may from time to time hold one or more Basket Stocks, we do not control any company included in the Basket and are not responsible for any disclosure made by any other company.

▪	Our business activities relating to the issuers of the Basket Stocks may create conflicts of interest with you.

▪	The issuers of the Basket Stocks have no obligations relating to the notes and we will not perform any due diligence procedures with respect to these issuers.

▪	Purchases and sales of the Basket Stocks by us and our affiliates may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the notes and their market value.

▪	The Semi-Annual Level of each Basket Stock determined on any Coupon Determination Date is not subject to adjustment for all corporate events.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	You should consider the tax consequences of investing in the notes. See “Material U.S. Federal Income Tax Considerations” below and beginning on page S-31 of product supplement VCN-EQ-3.

Income Notes	TS-5

Income Notes Linked to a Basket of 20 Common Equity Securities, due September 28, 2018

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Semi-Annual Level of at least 12 of the Basket Stocks will not be less than their respective Initial Share Prices on each of the Coupon Determination Dates.

▪	You accept that the Coupon Rate applicable to each semi-annual interest period is uncertain and may be limited to the Minimum Coupon Rate.

▪	You accept that the Coupon Rate for each Coupon Payment Date will never exceed the Maximum Coupon Rate.

▪	You seek exposure to the Basket Stocks with no expectation of dividends or other benefits of owning the Basket Stocks.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪	You anticipate that the Semi-Annual Level of nine or more of the Basket Stocks will be less than their respective Initial Share Prices on each of the Coupon Determination Dates.

▪	You seek an investment that provides annual interest payments with a guaranteed rate or a floating rate that is not limited to the Maximum Coupon Rate.

▪	You want to receive dividends or other distributions paid on the Basket Stocks.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Supplement to the Plan of Distribution; Role of MLPF&S and Conflicts of Interest

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit, reflecting an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with MLPF&S or another of our affiliates.

All charges related to the notes, including the underwriting discount and the hedging related costs and charges, reduce the economic terms of the notes. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors,” beginning on page S-8 and “Use of Proceeds” on page S-17 in product supplement VCN-EQ-3.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these transactions; however it is not obligated to engage in any such transactions.

Additional Terms of the Notes

In the event of a merger, acquisition or similar transaction that involves two or more of the Basket Stocks, each relevant Basket Stock will be subject to the provisions set forth in the section of the product supplement entitled “Description of the Notes — Anti-Dilution Adjustments — Reorganization Events.” As a result, it is possible that the equity securities of the surviving company after such a transaction will represent two or more of the 20 Basket Stocks on each Coupon Determination Date. This could occur, for example, if one Basket Stock acquires another Basket Stock in a share-for-share merger.

Income Notes	TS-6

Income Notes Linked to a Basket of 20 Common Equity Securities, due September 28, 2018

The Basket Stocks

None of the issuers of the Basket Stocks has authorized or sanctioned the notes or participated in the preparation of this term sheet. Each of these issuers is subject to the informational requirements of the Exchange Act and files reports and other information with the SEC. Companies with securities registered under the Exchange Act are required to file periodically financial and other information required by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material also can be obtained from the Public Reference Section at prescribed rates. In addition, information filed electronically by each of the issuers of the Basket Stocks with the SEC can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov.

This term sheet relates only to the notes and does not relate to the Basket Stocks. We are not offering or selling securities of any of the issuers of the Basket Stocks. The descriptions of the Basket Stocks in this section are derived from the publicly available documents described in the preceding paragraph. None of us or our affiliates has participated in the preparation of these documents, verified the accuracy or the completeness of the information concerning the Basket Stocks included in the publicly available documents or made any due diligence inquiry with respect to the Basket Stocks. We do not make any representation that the publicly available documents or any other publicly available information about the Basket Stocks are accurate or complete. There can be no assurance that events occurring prior or subsequent to the date of this term sheet (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that might affect the value of any of the Basket Stocks have been or will be publicly disclosed. Because each Coupon Payment is related to the value of the Basket Stocks, those events, if any, also would affect the market value of the notes. We do not intend to furnish to you any additional information about the Basket Stocks. Neither we nor any of our affiliates makes any representation to you as to the future performance of any of the Basket Stocks.

We obtained the historical prices of the Basket Stocks shown below from the Bloomberg Financial® service, without independent verification. The historical value of any Basket Stock should not be taken as an indication of its future performance, and we cannot assure you that its Semi-Annual Level determined on any Coupon Determination Date will not decrease from its Initial Share Price.

You should make your own investigation into the Basket Stocks.

Historical Data on the Basket Stocks

The following tables set forth the high, low, and period-end closing prices of each of the Basket Stocks on its principal exchange from the first quarter of 2007 through the pricing date.

Altria Group Inc.

Altria Group, Inc. is a holding company. The company, through subsidiaries, manufactures and sells cigarettes and other tobacco products, including cigars and pipe tobacco. The company holds an interest in a brewery company. Its common stock trades on the New York Stock Exchange under the symbol “MO.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	20.69	19.03	20.32
	Second Quarter	22.15	20.98	21.63
	Third Quarter	22.23	20.10	21.44
	Fourth Quarter	24.12	21.37	23.31

2008	First Quarter	24.43	21.58	22.20
	Second Quarter	22.77	20.00	20.56
	Third Quarter	21.71	19.35	19.84
	Fourth Quarter	20.55	14.45	15.06

2009	First Quarter	17.27	14.62	16.02
	Second Quarter	17.39	16.11	16.39
	Third Quarter	18.59	16.30	17.81
	Fourth Quarter	20.37	17.47	19.63

2010	First Quarter	20.82	19.37	20.52
	Second Quarter	21.70	19.57	20.04
	Third Quarter	24.25	20.24	24.02
	Fourth Quarter	26.15	23.78	24.62

2011	First Quarter	26.11	23.51	26.03
	Second Quarter	28.06	25.94	26.41
	Third Quarter	27.19	24.36	26.81
	Fourth Quarter	30.31	26.50	29.65

2012	First Quarter	30.87	28.14	30.87
	Second Quarter	34.55	30.95	34.55
	Third Quarter (through the pricing date)	36.16	33.30	33.81

Income Notes	TS-7

Income Notes Linked to a Basket of 20 Common Equity Securities, due September 28, 2018

Apple Inc.

Apple Inc. designs, manufactures, and markets personal computers and related personal computing and mobile communication devices along with a variety of related software, services, peripherals, and networking solutions. The company sells its products worldwide through its online stores, its retail stores, its direct sales force, third-party wholesalers, and resellers. Its common stock trades on the Nasdaq Global Select Market under the symbol “AAPL.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	97.13	83.27	92.91
	Second Quarter	125.09	90.24	122.04
	Third Quarter	154.50	117.05	153.54
	Fourth Quarter	199.83	153.76	198.08

2008	First Quarter	194.97	119.15	143.50
	Second Quarter	189.96	147.14	167.44
	Third Quarter	179.69	105.26	113.66
	Fourth Quarter	111.04	80.49	85.35

2009	First Quarter	109.87	78.20	105.12
	Second Quarter	144.67	108.69	142.43
	Third Quarter	186.15	135.40	185.37
	Fourth Quarter	211.64	180.76	210.86

2010	First Quarter	235.83	192.00	234.93
	Second Quarter	274.16	235.86	251.53
	Third Quarter	292.46	240.16	283.75
	Fourth Quarter	325.47	278.64	322.56

2011	First Quarter	363.13	326.72	348.45
	Second Quarter	353.10	315.32	335.67
	Third Quarter	413.45	343.23	381.18
	Fourth Quarter	422.24	363.50	405.00

2012	First Quarter	617.62	411.23	599.47
	Second Quarter	636.23	530.12	584.00
	Third Quarter (through the pricing date)	683.09	574.88	683.09

The Boeing Company

The Boeing Company, together with its subsidiaries, develops, produces, and markets commercial jet aircraft, as well as provides related support services to the commercial airline industry worldwide. The company also researches, develops, produces, modifies, and supports information, space, and defense systems, including military aircraft, helicopters and space and missile systems. Its common stock trades on the New York Stock Exchange under the symbol “BA.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	91.71	85.43	88.91
	Second Quarter	100.59	88.83	96.16
	Third Quarter	107.23	92.74	104.99
	Fourth Quarter	106.65	86.62	87.46

2008	First Quarter	86.98	72.45	74.37
	Second Quarter	87.07	65.72	65.72
	Third Quarter	69.26	55.47	57.35
	Fourth Quarter	56.62	37.11	42.67

2009	First Quarter	46.31	29.36	35.58
	Second Quarter	52.83	35.44	42.50
	Third Quarter	54.62	39.04	54.15
	Fourth Quarter	56.05	47.22	54.13

2010	First Quarter	74.11	56.18	72.61
	Second Quarter	75.59	60.11	62.75
	Third Quarter	69.69	60.76	66.54
	Fourth Quarter	71.66	62.50	65.26

2011	First Quarter	73.93	66.40	73.93
	Second Quarter	79.95	71.25	73.93
	Third Quarter	75.99	57.41	60.51
	Fourth Quarter	74.29	58.25	73.35

2012	First Quarter	76.34	72.56	74.37
	Second Quarter	77.27	67.24	74.30
	Third Quarter (through the pricing date)	75.51	70.36	71.58

Income Notes	TS-8

Income Notes Linked to a Basket of 20 Common Equity Securities, due September 28, 2018

Caterpillar Inc.

Caterpillar Inc. designs, manufactures, and markets construction, mining, agricultural, and forestry machinery. The company also manufactures engines and other related parts for its equipment, and offers financing and insurance. The company distributes its products through a worldwide organization of dealers. Its common stock trades on the New York Stock Exchange under the symbol “CAT.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	68.21	58.17	67.03
	Second Quarter	82.49	66.35	78.30
	Third Quarter	86.98	72.64	78.43
	Fourth Quarter	82.51	67.83	72.56

2008	First Quarter	78.29	62.47	78.29
	Second Quarter	85.28	73.75	73.82
	Third Quarter	74.98	59.60	59.60
	Fourth Quarter	56.95	32.78	44.67

2009	First Quarter	46.91	22.17	27.96
	Second Quarter	40.00	28.99	33.04
	Third Quarter	54.34	30.29	51.33
	Fourth Quarter	60.40	48.83	56.99

2010	First Quarter	64.13	50.78	62.85
	Second Quarter	71.65	55.83	60.07
	Third Quarter	79.99	59.18	78.68
	Fourth Quarter	94.63	77.27	93.66

2011	First Quarter	111.53	92.75	111.35
	Second Quarter	115.41	95.44	106.46
	Third Quarter	111.63	73.84	73.84
	Fourth Quarter	97.88	70.55	90.60

2012	First Quarter	116.20	93.98	106.52
	Second Quarter	109.21	82.25	84.91
	Third Quarter (through the pricing date)	90.68	79.64	90.68

Darden Restaurants, Inc.

Darden Restaurants, Inc. operates casual dining restaurants in North America. The company owns and operates seafood and Italian restaurants. Its common stock trades on the New York Stock Exchange under the symbol “DRI.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	42.71	38.32	41.19
	Second Quarter	47.08	40.74	43.99
	Third Quarter	45.35	38.93	41.86
	Fourth Quarter	44.78	27.31	27.71

2008	First Quarter	34.35	20.99	32.55
	Second Quarter	37.45	30.65	31.94
	Third Quarter	37.01	27.27	28.63
	Fourth Quarter	28.86	13.54	28.18

2009	First Quarter	37.01	23.55	34.26
	Second Quarter	40.26	31.94	32.98
	Third Quarter	37.12	31.19	34.13
	Fourth Quarter	35.94	30.31	35.07

2010	First Quarter	44.97	33.88	44.54
	Second Quarter	48.68	38.85	38.85
	Third Quarter	45.67	37.61	42.78
	Fourth Quarter	50.43	42.99	46.44

2011	First Quarter	50.10	45.18	49.13
	Second Quarter	52.03	46.54	49.76
	Third Quarter	53.63	42.75	42.75
	Fourth Quarter	48.94	41.53	45.58

2012	First Quarter	53.03	44.02	51.16
	Second Quarter	53.75	48.76	50.63
	Third Quarter (through the pricing date)	54.83	49.05	54.83

Income Notes	TS-9

Income Notes Linked to a Basket of 20 Common Equity Securities, due September 28, 2018

Dell Inc.

Dell Inc. offers a wide range of computers and related products. The company sells personal computers, servers and networking products, storage systems, mobility products, software and peripherals, and services. The company serves consumers and businesses in the Americas, Europe, the Middle East, Africa, and the Asia Pacific region. Its common stock trades on the Nasdaq Global Select Market under the symbol “DELL.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	27.28	21.79	23.21
	Second Quarter	28.55	23.02	28.55
	Third Quarter	29.34	25.93	27.60
	Fourth Quarter	30.60	23.57	24.51

2008	First Quarter	24.39	19.07	19.92
	Second Quarter	24.45	18.24	21.88
	Third Quarter	25.63	15.41	16.48
	Fourth Quarter	16.15	9.30	10.24

2009	First Quarter	11.27	7.99	9.48
	Second Quarter	13.86	9.50	13.73
	Third Quarter	16.92	11.97	15.26
	Fourth Quarter	16.07	12.81	14.36

2010	First Quarter	15.22	12.90	15.01
	Second Quarter	17.50	12.06	12.06
	Third Quarter	13.74	11.59	12.96
	Fourth Quarter	14.71	12.90	13.55

2011	First Quarter	15.83	13.15	14.51
	Second Quarter	16.75	14.25	16.67
	Third Quarter	17.52	13.65	14.15
	Fourth Quarter	16.62	13.91	14.63

2012	First Quarter	18.32	14.99	16.60
	Second Quarter	16.77	11.86	12.52
	Third Quarter (through the pricing date)	12.68	10.52	10.63

Eaton Corporation

Eaton Corporation manufactures engineered products which serve industrial, vehicle, construction, commercial, and aerospace markets. The company’s principal products include hydraulic products and fluid connectors, electrical power distribution and control equipment, truck drivetrain systems, engine components, and a wide variety of controls. Its common shares trade on the New York Stock Exchange under the symbol “ETN.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	42.77	36.90	41.78
	Second Quarter	47.08	41.93	46.50
	Third Quarter	51.28	42.56	49.52
	Fourth Quarter	50.63	42.65	48.48

2008	First Quarter	48.09	38.78	39.84
	Second Quarter	48.35	39.47	42.49
	Third Quarter	42.17	26.89	28.09
	Fourth Quarter	27.29	19.39	24.86

2009	First Quarter	26.16	15.14	18.43
	Second Quarter	24.59	18.75	22.31
	Third Quarter	30.04	20.41	28.30
	Fourth Quarter	33.11	27.03	31.81

2010	First Quarter	38.21	30.62	37.89
	Second Quarter	40.16	32.72	32.72
	Third Quarter	41.34	31.79	41.25
	Fourth Quarter	51.09	40.65	50.76

2011	First Quarter	56.22	50.11	55.44
	Second Quarter	55.91	45.81	51.45
	Third Quarter	52.88	34.73	35.50
	Fourth Quarter	46.97	34.16	43.53

2012	First Quarter	52.51	45.29	49.83
	Second Quarter	50.09	37.09	39.63
	Third Quarter (through the pricing date)	47.82	37.04	47.82

Income Notes	TS-10

Income Notes Linked to a Basket of 20 Common Equity Securities, due September 28, 2018

Eli Lilly & Co.

Eli Lilly and Company discovers, develops, manufactures, and sells pharmaceutical products for humans and animals. The company’s products are sold in countries around the world. Eli Lilly’s products include neuroscience products, endocrine products, anti-infectives, cardiovascular agents, oncology products, and animal health products. Its common stock trades on the New York Stock Exchange under the symbol “LLY.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	54.99	51.63	53.71
	Second Quarter	60.56	54.39	55.88
	Third Quarter	58.44	54.09	56.93
	Fourth Quarter	59.47	49.09	53.39

2008	First Quarter	57.18	47.77	51.59
	Second Quarter	53.06	45.61	46.16
	Third Quarter	49.25	43.92	44.03
	Fourth Quarter	43.69	29.91	40.27

2009	First Quarter	40.57	27.47	33.41
	Second Quarter	35.95	31.88	34.64
	Third Quarter	35.15	32.40	33.03
	Fourth Quarter	37.51	32.47	35.71

2010	First Quarter	37.41	33.95	36.22
	Second Quarter	36.92	32.25	33.50
	Third Quarter	37.77	33.12	36.53
	Fourth Quarter	38.06	33.66	35.04

2011	First Quarter	35.84	33.63	35.17
	Second Quarter	39.15	34.99	37.53
	Third Quarter	39.32	34.49	36.97
	Fourth Quarter	41.75	35.58	41.56

2012	First Quarter	41.80	38.49	40.27
	Second Quarter	42.91	39.18	42.91
	Third Quarter (through the pricing date)	47.15	41.98	47.15

Hewlett-Packard Company

Hewlett-Packard Company provides imaging and printing systems, computing systems, and information technology services for business and home. The company’s products include laser and inkjet printers, scanners, copiers and faxes, personal computers, workstations, storage solutions, and other computing and printing systems. Its common stock trades on the New York Stock Exchange under the symbol “HPQ.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	43.53	38.67	40.14
	Second Quarter	46.03	40.31	44.62
	Third Quarter	50.98	44.94	49.79
	Fourth Quarter	53.41	47.54	50.48

2008	First Quarter	49.65	40.50	45.66
	Second Quarter	49.13	44.21	44.21
	Third Quarter	48.41	41.45	46.24
	Fourth Quarter	44.97	29.34	36.29

2009	First Quarter	39.31	25.53	32.06
	Second Quarter	38.98	32.88	38.65
	Third Quarter	47.88	36.84	47.21
	Fourth Quarter	52.93	45.28	51.51

2010	First Quarter	53.50	47.03	53.15
	Second Quarter	54.52	43.28	43.28
	Third Quarter	47.57	38.00	42.07
	Fourth Quarter	44.25	40.64	42.10

2011	First Quarter	48.99	40.13	40.97
	Second Quarter	41.57	34.26	36.40
	Third Quarter	37.47	22.32	22.45
	Fourth Quarter	28.41	22.20	25.76

2012	First Quarter	29.89	23.03	23.83
	Second Quarter	25.25	19.35	20.11
	Third Quarter (through the pricing date)	20.36	16.78	18.24

Income Notes	TS-11

Income Notes Linked to a Basket of 20 Common Equity Securities, due September 28, 2018

Intel Corporation

Intel Corporation designs, manufactures, and sells computer components and related products. The company’s major products include microprocessors, chipsets, embedded processors and microcontrollers, flash memory products, graphics products, network and communications products, systems management software, conferencing products, and digital imaging products. Its common stock trades on the Nasdaq Global Select Market under the symbol “INTC.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	22.30	18.86	19.13
	Second Quarter	24.28	19.13	23.76
	Third Quarter	26.27	23.10	25.86
	Fourth Quarter	27.98	24.36	26.66

2008	First Quarter	25.35	18.61	21.18
	Second Quarter	25.00	20.69	21.48
	Third Quarter	24.52	17.27	18.73
	Fourth Quarter	18.52	12.23	14.66

2009	First Quarter	15.82	12.08	15.05
	Second Quarter	16.64	15.00	16.55
	Third Quarter	20.32	15.94	19.57
	Fourth Quarter	20.83	18.50	20.40

2010	First Quarter	22.68	19.01	22.26
	Second Quarter	24.21	19.45	19.45
	Third Quarter	21.78	17.72	19.23
	Fourth Quarter	21.91	18.87	21.03

2011	First Quarter	22.14	19.82	20.17
	Second Quarter	23.87	19.49	22.16
	Third Quarter	23.23	19.20	21.33
	Fourth Quarter	25.66	20.62	24.25

2012	First Quarter	28.19	24.54	28.11
	Second Quarter	29.18	25.04	26.65
	Third Quarter (through the pricing date)	26.88	23.19	23.38

Kellogg Company

Kellogg Company manufactures and markets ready-to-eat cereal and other convenience foods. The company’s products include cereals, cookies, crackers, toaster pastries, cereal bars, fruit snacks, frozen waffles and veggie foods. Kellogg markets its products in the United States, Canada, and other countries throughout the world. Its common stock trades on the New York Stock Exchange under the symbol “K.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	51.88	48.89	51.43
	Second Quarter	54.32	51.36	51.79
	Third Quarter	56.41	51.34	56.00
	Fourth Quarter	55.94	51.83	52.43

2008	First Quarter	52.56	47.50	52.56
	Second Quarter	54.10	47.96	48.02
	Third Quarter	57.39	48.04	56.10
	Fourth Quarter	57.21	40.69	43.85

2009	First Quarter	45.24	35.84	36.63
	Second Quarter	46.60	37.59	46.57
	Third Quarter	49.62	45.96	49.23
	Fourth Quarter	54.00	48.66	53.20

2010	First Quarter	55.36	52.01	53.43
	Second Quarter	55.58	50.30	50.30
	Third Quarter	52.48	47.98	50.51
	Fourth Quarter	51.36	48.80	51.08

2011	First Quarter	55.04	50.20	53.98
	Second Quarter	57.56	53.94	55.32
	Third Quarter	55.92	51.46	53.19
	Fourth Quarter	55.07	48.25	50.57

2012	First Quarter	53.63	49.31	53.63
	Second Quarter	53.99	48.22	49.33
	Third Quarter (through the pricing date)	51.66	46.51	50.82

Income Notes	TS-12

Income Notes Linked to a Basket of 20 Common Equity Securities, due September 28, 2018

Kimberly-Clark Corporation

Kimberly-Clark Corporation is a global health and hygiene company that manufactures and provides consumer products. The company’s products include diapers, tissues, paper towels, incontinence care products, surgical gowns, and disposable face masks. The company’s products are sold in countries around the world. Its common stock trades on the New York Stock Exchange under the symbol “KMB.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	70.00	66.54	68.49
	Second Quarter	71.98	66.60	66.89
	Third Quarter	70.55	65.76	70.26
	Fourth Quarter	70.89	67.14	69.34

2008	First Quarter	69.50	62.99	64.55
	Second Quarter	65.57	59.78	59.78
	Third Quarter	66.07	54.73	64.84
	Fourth Quarter	65.45	50.74	52.74

2009	First Quarter	53.65	43.41	46.11
	Second Quarter	53.89	47.32	52.43
	Third Quarter	60.46	51.95	58.98
	Fourth Quarter	66.82	58.21	63.71

2010	First Quarter	64.32	58.86	62.88
	Second Quarter	63.13	60.18	60.63
	Third Quarter	66.91	60.19	65.05
	Fourth Quarter	66.86	61.29	63.04

2011	First Quarter	65.90	62.63	65.27
	Second Quarter	68.43	64.24	66.56
	Third Quarter	71.23	62.57	71.01
	Fourth Quarter	74.00	68.52	73.56

2012	First Quarter	74.16	71.13	73.89
	Second Quarter	83.77	73.53	83.77
	Third Quarter (through the pricing date)	87.93	82.34	83.27

McDonald’s Corporation

McDonald’s Corporation franchises and operates fast-food restaurants in the global restaurant industry. The company’s restaurants serve a variety of value-priced menu products in countries around the world. Its common stock trades on the New York Stock Exchange under the symbol “MCD.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	46.05	42.91	45.05
	Second Quarter	52.50	44.82	50.76
	Third Quarter	55.45	47.56	54.47
	Fourth Quarter	63.13	55.95	58.91

2008	First Quarter	58.17	50.75	55.77
	Second Quarter	61.17	55.40	56.22
	Third Quarter	65.95	57.19	61.70
	Fourth Quarter	63.66	51.55	62.19

2009	First Quarter	63.75	50.86	54.57
	Second Quarter	60.99	52.40	57.49
	Third Quarter	58.82	54.23	57.07
	Fourth Quarter	64.53	56.61	62.44

2010	First Quarter	67.35	61.45	66.72
	Second Quarter	71.52	65.87	65.87
	Third Quarter	76.08	66.11	74.51
	Fourth Quarter	80.34	74.92	76.76

2011	First Quarter	76.73	72.67	76.09
	Second Quarter	84.57	75.99	84.32
	Third Quarter	90.79	82.11	87.82
	Fourth Quarter	100.81	85.83	100.33

2012	First Quarter	101.74	95.55	98.10
	Second Quarter	99.40	86.32	88.53
	Third Quarter (through the pricing date)	92.76	87.15	91.57

Income Notes	TS-13

Income Notes Linked to a Basket of 20 Common Equity Securities, due September 28, 2018

Microsoft Corporation

Microsoft Corporation develops, manufactures, licenses, sells, and supports software products. The company offers operating system software, server application software, business and consumer applications software, software development tools, and Internet and intranet software. The company also develops video game consoles and digital music entertainment devices. Its common stock trades on the Nasdaq Global Select Market under the symbol “MSFT.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	31.21	26.72	27.87
	Second Quarter	31.11	27.74	29.47
	Third Quarter	31.51	27.81	29.46
	Fourth Quarter	37.06	29.47	35.60

2008	First Quarter	35.37	26.99	28.38
	Second Quarter	31.65	27.12	27.51
	Third Quarter	28.13	24.57	26.69
	Fourth Quarter	26.48	17.53	19.44

2009	First Quarter	20.76	15.15	18.37
	Second Quarter	24.07	18.61	23.77
	Third Quarter	25.94	22.39	25.89
	Fourth Quarter	31.37	24.64	30.49

2010	First Quarter	31.10	27.72	29.27
	Second Quarter	31.39	23.01	23.01
	Third Quarter	26.33	23.16	24.49
	Fourth Quarter	28.30	23.91	27.92

2011	First Quarter	28.83	24.78	25.36
	Second Quarter	26.72	23.69	26.00
	Third Quarter	28.07	23.98	24.89
	Fourth Quarter	27.31	24.30	25.96

2012	First Quarter	32.85	26.83	32.25
	Second Quarter	32.42	28.45	30.59
	Third Quarter (through the pricing date)	31.36	28.63	30.97

Pfizer Inc.

Pfizer Inc. is a research-based, global pharmaceutical company that discovers, develops, manufactures, and markets medicines for humans and animals. The company’s products include prescription pharmaceuticals, non-prescription self-medications, and animal health products such as anti-infective medicines and vaccines. Its common stock trades on the New York Stock Exchange under the symbol “PFE.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	27.22	24.70	25.26
	Second Quarter	27.68	25.34	25.57
	Third Quarter	26.08	23.39	24.43
	Fourth Quarter	25.58	22.30	22.73

2008	First Quarter	24.08	20.50	20.93
	Second Quarter	21.51	17.17	17.47
	Third Quarter	19.97	17.17	18.44
	Fourth Quarter	19.00	14.45	17.71

2009	First Quarter	18.27	11.66	13.62
	Second Quarter	15.34	13.04	15.00
	Third Quarter	16.86	14.20	16.55
	Fourth Quarter	18.85	16.15	18.19

2010	First Quarter	20.00	16.91	17.15
	Second Quarter	17.29	14.26	14.26
	Third Quarter	17.41	14.14	17.17
	Fourth Quarter	17.79	16.29	17.51

2011	First Quarter	20.38	17.68	20.31
	Second Quarter	21.45	19.79	20.60
	Third Quarter	20.78	16.66	17.68
	Fourth Quarter	21.83	17.33	21.64

2012	First Quarter	22.66	20.95	22.66
	Second Quarter	23.08	21.60	23.00
	Third Quarter (through the pricing date)	24.35	22.34	24.25

Income Notes	TS-14

Income Notes Linked to a Basket of 20 Common Equity Securities, due September 28, 2018

Philip Morris International, Inc.

Philip Morris International Inc., through its subsidiaries, affiliates and their licensees, produces, sells, distributes, and markets a wide range of branded cigarettes and tobacco products in markets outside of the United States of America. The company’s portfolio comprises both international and local brands. Its common stock trades on the New York Stock Exchange under the symbol “PM.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	N/A	N/A	N/A
	Second Quarter	N/A	N/A	N/A
	Third Quarter	N/A	N/A	N/A
	Fourth Quarter	N/A	N/A	N/A

2008	First Quarter	51.75	49.15	50.58
	Second Quarter	53.63	48.00	49.39
	Third Quarter	55.95	46.80	48.10
	Fourth Quarter	50.78	36.63	43.51

2009	First Quarter	44.47	32.34	35.58
	Second Quarter	44.60	36.09	43.62
	Third Quarter	49.40	42.34	48.74
	Fourth Quarter	51.55	47.36	48.19

2010	First Quarter	52.89	45.51	52.16
	Second Quarter	52.95	43.17	45.84
	Third Quarter	56.32	46.45	56.02
	Fourth Quarter	60.82	55.29	58.53

2011	First Quarter	65.70	56.02	65.63
	Second Quarter	71.75	64.92	66.77
	Third Quarter	72.35	62.38	62.38
	Fourth Quarter	79.10	61.76	78.48

2012	First Quarter	88.61	73.26	88.61
	Second Quarter	90.31	81.91	87.26
	Third Quarter (through the pricing date)	93.38	86.67	90.15

PPL Corporation

PPL Corporation is an energy and utility holding company. The company, through its subsidiaries, generates electricity from power plants in the northeastern and western United States, and markets wholesale and retail energy primarily in the northeastern and western portions of the United States, and delivers electricity in Pennsylvania and the United Kingdom. Its common stock trades on the New York Stock Exchange under the symbol “PPL.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	41.23	34.62	40.90
	Second Quarter	47.16	42.08	46.79
	Third Quarter	52.04	45.84	46.30
	Fourth Quarter	53.96	47.50	52.09

2008	First Quarter	55.16	45.07	45.92
	Second Quarter	53.67	46.94	52.27
	Third Quarter	53.03	34.98	37.02
	Fourth Quarter	37.84	28.69	30.69

2009	First Quarter	33.21	24.46	28.71
	Second Quarter	34.34	27.83	32.96
	Third Quarter	33.98	28.59	30.34
	Fourth Quarter	32.98	29.16	32.31

2010	First Quarter	32.61	27.58	27.71
	Second Quarter	28.64	24.24	24.95
	Third Quarter	27.85	25.20	27.23
	Fourth Quarter	27.93	25.19	26.32

2011	First Quarter	26.91	24.35	25.30
	Second Quarter	28.28	25.56	27.83
	Third Quarter	29.27	25.33	28.54
	Fourth Quarter	30.24	27.45	29.42

2012	First Quarter	28.85	27.49	28.26
	Second Quarter	28.20	26.77	27.81
	Third Quarter (through the pricing date)	29.93	27.82	29.24

Income Notes	TS-15

Income Notes Linked to a Basket of 20 Common Equity Securities, due September 28, 2018

Procter & Gamble Corporation

The Procter & Gamble Company manufactures and markets consumer products in countries throughout the world. The company provides products in the laundry and cleaning, paper, beauty care, food and beverage, and health care segments. The company’s products are sold primarily through mass merchandisers, grocery stores, membership club stores, drug stores, and neighborhood stores. Its common stock trades on the New York Stock Exchange under the symbol “PG.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	66.09	61.17	63.16
	Second Quarter	64.31	61.03	61.19
	Third Quarter	70.51	61.03	70.34
	Fourth Quarter	74.67	68.75	73.42

2008	First Quarter	72.60	64.68	70.07
	Second Quarter	71.14	60.49	60.81
	Third Quarter	73.15	61.98	69.69
	Fourth Quarter	71.44	57.37	61.82

2009	First Quarter	62.80	44.18	47.09
	Second Quarter	54.02	47.25	51.10
	Third Quarter	58.16	51.11	57.92
	Fourth Quarter	63.19	56.62	60.63

2010	First Quarter	64.53	59.84	63.27
	Second Quarter	63.94	59.79	59.98
	Third Quarter	63.08	59.34	59.97
	Fourth Quarter	65.24	59.96	64.33

2011	First Quarter	66.70	59.73	61.60
	Second Quarter	67.46	61.67	63.57
	Third Quarter	64.95	58.51	63.18
	Fourth Quarter	66.97	61.00	66.71

2012	First Quarter	67.90	62.77	67.21
	Second Quarter	67.56	59.27	61.25
	Third Quarter (through the pricing date)	68.91	61.19	68.91

Spectra Energy Corporation

Spectra Energy Corporation transmits, stores, distributes, gathers, and processes natural gas. The company provides transportation and storage of natural gas to customers in various regions of the northeastern and southeastern United States, the Maritime Provinces in Canada and the Pacific Northwest in the United States and Canada, and the province of Ontario, Canada. Its common stock trades on the New York Stock Exchange under the symbol “SE.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	29.05	23.83	26.27
	Second Quarter	27.12	25.37	25.96
	Third Quarter	27.42	21.92	24.48
	Fourth Quarter	25.98	24.16	25.82

2008	First Quarter	25.97	22.42	22.75
	Second Quarter	28.74	22.96	28.74
	Third Quarter	29.02	23.51	23.80
	Fourth Quarter	23.25	13.48	15.74

2009	First Quarter	17.17	11.50	14.14
	Second Quarter	17.54	14.39	16.92
	Third Quarter	19.71	16.04	18.94
	Fourth Quarter	20.65	18.42	20.51

2010	First Quarter	23.03	20.64	22.53
	Second Quarter	23.74	19.20	20.07
	Third Quarter	22.55	20.18	22.55
	Fourth Quarter	25.26	22.53	24.99

2011	First Quarter	27.27	24.72	27.18
	Second Quarter	29.04	26.45	27.41
	Third Quarter	27.93	23.14	24.53
	Fourth Quarter	30.98	24.13	30.75

2012	First Quarter	32.15	30.40	31.55
	Second Quarter	31.57	27.47	29.06
	Third Quarter (through the pricing date)	30.84	28.26	28.81

Income Notes	TS-16

Income Notes Linked to a Basket of 20 Common Equity Securities, due September 28, 2018

Windstream Corporation

Windstream Corporation offers telecommunications services to residential and business customers in rural communities in the United States. The company provides local telephone, high-speed Internet, long distance, network access, and video services in multiple states. Its common stock trades on the Nasdaq Global Select Market under the symbol “WIN.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	15.44	13.90	14.69
	Second Quarter	15.21	14.56	14.76
	Third Quarter	14.87	12.84	14.12
	Fourth Quarter	14.36	12.70	13.02

2008	First Quarter	12.67	10.96	11.95
	Second Quarter	13.51	11.42	12.34
	Third Quarter	12.85	10.79	10.94
	Fourth Quarter	10.98	6.52	9.20

2009	First Quarter	9.44	6.31	8.06
	Second Quarter	9.05	8.13	8.36
	Third Quarter	10.13	7.92	10.13
	Fourth Quarter	11.61	9.62	10.99

2010	First Quarter	11.32	9.99	10.89
	Second Quarter	11.50	10.22	10.56
	Third Quarter	13.04	10.55	12.29
	Fourth Quarter	14.26	12.14	13.94

2011	First Quarter	14.01	12.20	12.87
	Second Quarter	13.55	12.46	12.96
	Third Quarter	13.21	10.81	11.66
	Fourth Quarter	12.53	11.08	11.74

2012	First Quarter	12.49	11.57	11.71
	Second Quarter	11.71	9.12	9.66
	Third Quarter (through the pricing date)	10.71	9.30	10.71

Income Notes	TS-17

Income Notes Linked to a Basket of 20 Common Equity Securities, due September 28, 2018

Material U.S. Federal Income Tax Considerations

Set forth below, together with the discussion under the section entitled “U.S. Federal Income Tax Summary” in the accompanying product supplement VCN-EQ-3, is a summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-31 of the accompanying product supplement VCN-EQ-3, which you should carefully review prior to investing in the notes. For purposes of that discussion, we intend to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes, and the balance of this discussion assumes that this characterization is proper and will be respected. Capitalized terms used and not defined herein have the meanings ascribed to them in the accompanying product supplement VCN-EQ-3.

Under the above described characterization, interest on a note generally will be included in the income of a U.S. Holder as ordinary income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Upon the sale or exchange of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale or exchange (except to the extent attributable to accrued but unpaid interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the cost of the note to such U.S. Holder. Gain or loss realized on the sale or exchange of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. The deductibility of capital losses is subject to limitations.

No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. In particular, the IRS may seek to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method.” If the notes were so treated, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule.” Upon a sale or exchange of a note, a U.S. Holder generally will treat any gain as interest income, and any loss as ordinary loss to the extent of interest included in income in the current or previous taxable years in respect of the notes, and the balance as capital loss. Please see the discussion under the section entitled “U.S. Federal Income Tax Summary – U.S. Holders – Notes Treated as Contingent Payment Debt Instruments” beginning on page S-32 of the accompanying product supplement VCN-EQ-3.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-31 of the accompanying product supplement VCN-EQ-3.

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Senior Note, dated March 30, 2012 (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BAC, and the notes have been delivered against payment therefor as contemplated in this Note Prospectus, all in accordance with the provisions of the Senior Indenture, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to the assumption that the trustee’s certificate of authentication of the Master Note has been manually signed by one of the trustee’s authorized officers and to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated March 30, 2012, which has been filed as an exhibit to BAC’s Registration Statement relating to the notes filed with the SEC on March 30, 2012.

Income Notes	TS-18

Income Notes Linked to a Basket of 20 Common Equity Securities, due September 28, 2018

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement VCN-EQ-3 dated April 5, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512153713/d330413d424b5.htm

▪	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Market Downside Protection Market-Linked Investment or guarantee any performance.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

Income Notes	TS-19